Exhibit 5.2

北京市朝阳区建国路 77 号华贸中心 3 号写字楼 34 层邮编：100025

34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing 100025, China

T: (86-10) 5809 1000 F: (86-10) 5809 1100

October 31, 2024

To: XIAO-I CORPORATION (the “Company”)

606, 6th floor, Building 23,
No. 1555 West Jinshajiang Rd.,
Shanghai, China 201803

Dear Mesdames/Sirs:

RE: PRC Legal Opinion in relation to the Issuance of Convertible Notes of XIAO- I CORPORATION

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (as defined below) (the “Opinion”). For the purpose of this Opinion, the PRC shall not include the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.

We have acted as PRC legal counsel in relation to an issue and sale of an aggregate principal amount of $2,175,000 convertible notes (the “Notes”) and 550,000 ADSs for XIAO-I CORPORATION (the “Company”), an exempted company incorporated under the laws of the Cayman Islands (the “Offering”), in connection with (i) the Company’s Registration Statement on Form F-3, including all amendments or supplements thereto (the “F-3”), (ii) the Prospectus Supplement in relation to up to $2,175,000 American Depositary Shares representing Ordinary Shares Issuable upon Conversion of Convertible Promissory Note due October 30, 2025, 550,000 Pre- Delivery American Depositary Shares Representing 1,650,000 Ordinary Shares (the “Prospectus Supplement”); (iii) the Securities Purchase Agreement dated October 30, 2024 by and between STREETERVILLE CAPITAL, LLC and the Company (the “Securities Purchase Agreement”); (iv) the CONVERTIBLE PROMISSORY NOTE issued on October 30, 2024 (the “Convertible Notes”); and (v) the Deposit Agreement, dated as of March 9, 2023 (the “Previous Deposit Agreement”), among the Company, Citibank, N.A. (the “Depositary”), and all holders and beneficial owners from time to time of the American Depositary Shares (“ADSs”) issued thereunder, as amended, and (vi) the Convertible Promissory Note Letter Agreement, dated as of October 31, 2024 (the Convertible Promissory Note Letter Agreement together with the Previous Deposit Agreement, the “Deposit Agreement”; the Deposit Agreement, together with the Securities Purchase Agreement, the Convertible Notes, collectively the “Transaction Documents”).

北京 ● 上海 ● 深圳 ● 成都 ● 天津 ● 南京 ● 杭州 ● 广州 ● 三亚 ● 香港

Beijing ● Shanghai ● Shenzhen ● Chengdu ● Tianjin ● Nanjing ● Hangzhou ● Guangzhou ● Sanya ● Hong Kong

We have been requested to give this Opinion on the matters set forth herein.

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by Governmental Authorities (as defined below) and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this Opinion (the “Documents”).

In our examination and for purpose of rendering this Opinion, we have assumed without further inquiry, (a) the genuineness of all the signatures, seals and chops, the authenticity of the Documents submitted to us as original and the conformity with authentic original documents submitted to us as copies and the authenticity of such originals; (b) the truthfulness, accuracy, fairness and completeness of the Documents, as well as the factual statements contained in the Documents, and the Documents and the factual statements contained therein is and will remain to be non-misleading; (c) that the Documents provided to us remain in full force and effect up to the date of this Opinion and that none of the Documents has been revoked, amended, varied or supplemented except as otherwise indicated in such documents; (d) that information provided to us by the Group Companies (as defined below) in response to our enquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and that the Group Companies have not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part; (e) all Governmental Authorizations (as defined below) and other official statement or documentation are obtained by lawful means in due course; (f) that each of the parties other than PRC Entities (as defined below) is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation (as the case may be); (g) that all parties other than the PRC Entities have the requisite power and authority to enter into, execute, deliver and perform all the Documents to which they are parties and have duly executed, delivered, performed, and will duly perform their obligations under all the Documents to which they are parties; (h) all documents submitted to us are legal, valid, binding and enforceable under all such laws as govern or relate to them other than the PRC Laws (as defined below); and (i) all required consents, licenses, permits, approvals, exemptions or authorizations required of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under the Prospectus Supplement have been obtained or made, or where such required consents, licenses, permits, approvals, exemptions or authorizations have not been obtained or made as of the date hereof, no circumstance will cause or result in any failure for the same to be obtained or made.

北京 ● 上海 ● 深圳 ● 成都 ● 天津 ● 南京 ● 杭州 ● 广州 ● 三亚 ● 香港

Beijing ● Shanghai ● Shenzhen ● Chengdu ● Tianjin ● Nanjing ● Hangzhou ● Guangzhou ● Sanya ● Hong Kong

In giving this opinion, we have assumed and have not verified the accuracy as to financial or auditing matters of each document we have reviewed, and have relied upon opinions or reports issued by overseas legal advisers, auditors and reporting accountants of the Company. For the avoidance of doubt, we render no opinion as to and are not responsible for: (a) tax structuring or other tax matters; (b) financial, appraisal or accounting matters; and (c) review of technical or environmental issues.

We do not purport to be experts on and do not purport to be generally familiar with or qualified to express legal opinions based on any laws other than the laws of the PRC and accordingly express no legal opinion herein based upon any laws other than the laws of the PRC.

For the purpose of rendering this Opinion, where important facts were not independently established to us, we have relied upon certificates issued by Governmental Authorities and representatives of the shareholders of the Company and the Group Companies with proper authority and upon representations, made in or pursuant to the Documents.

The following terms as used in this opinion are defined as follows:

“Prospectus Supplement” shall have the meaning set forth above in this Opinion;

“Governmental Authorities” means any national, provincial or local court, governmental agency or body, stock exchange authorities or any other regulator in the PRC, and “Governmental Authority” means any of them;

“Governmental Authorizations” means any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the PRC Laws to be obtained from any Government Authority;

“PRC Entities” means, collectively, all entities listed in Schedule I hereto;

“Group Companies” means the Company, the BVI Subsidiary, the HK Subsidiary, AIPO Corporation, Zhihe Holding Limited, Jin li jin Technology Limited, Xiaoi USA, Inc., XIAOI ROBOT TE[C]HNOLOGY (HK) LIMITED, Xiao-I Automation, Hong Kong Zhiyan Automation Limited, the PRC Entities, Zhizhen Artificial Intelligent Technology (Shanghai) Co. Ltd., Baizhuzhuang Network Technology (Zhejiang) Co., Ltd., Shanghai Ruixiang Investment Management Co., Ltd., Zhizhen Zhilian Artificial Intelligence Technology (Shanghai) Co., Ltd., Zhizhen Ruihong Artificial Intelligence Technology (Shanghai) Co., Ltd., Zhizhen Zhihe Artificial Intelligence Technology (Shanghai) Co., Ltd., Shanghai Fengai Network Technology Co., Ltd., Shanghai Zhizhen Xinhong Network Technology Co., Ltd. Shenzhen Xiao-i Robot Technology Co., Ltd., Shanghai Xiangyin Enterprise Management Partnership (Limited Partnership), Shanghai Feirong Enterprise Management Partnership (Limited Partnership) and Beijing Zhihong Network Technology Co., Ltd.;

北京 ● 上海 ● 深圳 ● 成都 ● 天津 ● 南京 ● 杭州 ● 广州 ● 三亚 ● 香港

Beijing ● Shanghai ● Shenzhen ● Chengdu ● Tianjin ● Nanjing ● Hangzhou ● Guangzhou ● Sanya ● Hong Kong

“BVI Subsidiary” means AI PLUS HOLDING LIMITED, a company incorporated under the laws of British Virgin Islands, which is directly and wholly owned by the Company;

“HK Subsidiary” means Xiao-i Technology Limited, a company incorporated under the laws of Hong Kong, which is directly and wholly owned by the BVI Subsidiary;

“PRC Laws” means any and all laws, regulations, statues, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof;

“Transaction Documents” shall have the meaning set forth above in this Opinion;

“WFOE” means Zhizhen Artificial Intelligence Technology (Shanghai) Co., Ltd.;

“Shanghai Xiao-i” means Shanghai Xiao-i Robot Technology Co., Ltd.; and Capitalized terms used herein but not otherwise defined shall have the same meanings as specified in the Transaction Documents.

Based on the foregoing and subject to the qualifications set out below, we are of the opinion:

1.	As a matter of PRC Laws, as confirmed by the Company, the execution and delivery by the Company of, and the performance by the Company of its obligations under, the Transaction Documents and the due consummation of the transactions contemplated therein, including the deposit of the Ordinary Shares with the Depositary against the issuance of ADSs and the issuance and sale of the Notes, the ADSs and the Ordinary Shares, do not and will not, (a) to the best of our knowledge after due and reasonable inquiries, conflict with or result in a breach or violation of any of the terms any of the PRC Entities is bound or to which any of the properties or assets of the PRC Entities is subject, (b) result in any violation of any provisions of the articles of association, business license or any other organizational documents of any of the PRC Entities, (c) result in any violation of any provision of PRC Laws, or (d) result in a violation of any order, decree, judgment, ruling or regulation of any governmental or regulatory agency or any court in the PRC, except as disclosed in the F-3, Securities Purchase Agreement and the Prospectus Supplement.

2.	No Governmental Authorization from by any Governmental Authority in the PRC is required with respect to (a) the issuance and sale of the Notes and the ADSs under the Securities Purchase Agreement and the Deposit Agreement, (b) the deposit of the Ordinary Shares with the Depositary against the issuance of the ADSs, (c) the due consummation by the Company of the transactions contemplated by the Transaction Documents, as applicable, except as disclosed in the F-3, Securities Purchase Agreement and the Prospectus Supplement.

北京 ● 上海 ● 深圳 ● 成都 ● 天津 ● 南京 ● 杭州 ● 广州 ● 三亚 ● 香港

Beijing ● Shanghai ● Shenzhen ● Chengdu ● Tianjin ● Nanjing ● Hangzhou ● Guangzhou ● Sanya ● Hong Kong

3.	To the best of our knowledge after due and reasonable inquiries and as confirmed by the Company, no action or any other steps have been taken nor have any steps been taken or legal or administrative proceedings been commenced for the winding up, dissolution, bankruptcy or liquidation, the appointment of a liquidation committee or similar officers in respect of the assets, or for the suspension, withdrawal, revocation or cancellation of the business licenses of any PRC Entity in the PRC.

4.	As a matter of PRC Laws, in order to support the legality, validity, enforceability or admissibility in evidence of the Transaction Documents in the PRC courts, it is not necessary that any such document be filed or recorded with any court or other authority in the PRC or that any stamp duty be paid on or in respect of any such document, provided that such document is not executed in the PRC and that the parties of such Transaction Documents would not be considered as a PRC resident enterprise or individuals.

5.	Except as disclosed in the F-3, Securities Purchase Agreement and the Prospectus Supplement, no stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Company, any of the PRC Entities, or the Depositary to the PRC government or any political subdivision or taxing authority thereof or therein in connection with (a) the creation, issuance, sale and delivery of the Notes, the ADSs and the Ordinary Shares, (b) the deposit with the Depositary of the Ordinary Shares by the Company pursuant to the Deposit Agreement against the issuance of ADSs, (c) the execution, delivery and performance of the Deposit Agreement by the Company, or (d) the delivery outside the PRC by the Depositary of the ADSs to the purchasers thereof in the manner contemplated in the F-3, the Securities Purchase Agreement, the Prospectus Supplement, and the Deposit Agreement.

6.	The entry into, and performance or enforcement of the Deposit Agreement in accordance with its respective terms will not subject the Depositary to any requirement to be licensed or otherwise qualified to do business in the PRC, nor will the Depositary be deemed to be resident, domiciled, carrying on business through an establishment or place in the PRC or in breach of any PRC Laws by reason of entry into, performance or enforcement of the Deposit Agreement, so long as such performance and enforcement are carried out outside PRC.

7.	As a matter of PRC Laws, the Depositary will not be subject to any potential liability under PRC Laws for taking any due action contemplated in the Deposit Agreement.

北京 ● 上海 ● 深圳 ● 成都 ● 天津 ● 南京 ● 杭州 ● 广州 ● 三亚 ● 香港

Beijing ● Shanghai ● Shenzhen ● Chengdu ● Tianjin ● Nanjing ● Hangzhou ● Guangzhou ● Sanya ● Hong Kong

This Opinion is subject to the following qualifications:

(a)	This Opinion is rendered only with respect to the PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction. PRC Laws as used in this Opinion refers to PRC Laws publicly available and currently in force as of the date of this Opinion and there is no guarantee that any of such PRC Laws will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

(b)	This Opinion is subject to the discretion of any competent Governmental Authorities in exercising their authority in the PRC in connection with the interpretation, implementation and application of relevant PRC Laws.

(c)	This Opinion is, in so far as it relates to the validity, effectiveness and enforceability, subject to (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally; (ii) possible judicial or administrative actions or any laws affecting creditors’ rights generally; (iii) certain equitable, legal or statutory principles affecting the enforceability of contractual rights generally under concepts of public interest, state interest, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (iv) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, unlawful, fraudulent, coercionary at the conclusions thereof; and (v) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, the waiver of immunity from jurisdiction of any court or from legal process.

(d)	Under relevant PRC laws and regulations, foreign investment is restricted in certain businesses. The interpretation and implementation of these laws and regulations, and their application to and effect on the legality, binding effect and enforceability of contracts and transactions are subject to the discretion of competent PRC legislative, administrative and judicial authorities.

The foregoing Opinions are strictly limited to matters of the PRC Laws. We assume no responsibility to advise you of facts, circumstances, events or developments that may be brought to our attention in the future and that may alter, affect or modify the Opinions expressed herein. We have not investigated, and we do not express or imply any Opinion whatsoever with respect to the laws of any other jurisdiction, and we have assumed that no such other laws would affect the Opinions stated herein.

北京 ● 上海 ● 深圳 ● 成都 ● 天津 ● 南京 ● 杭州 ● 广州 ● 三亚 ● 香港

Beijing ● Shanghai ● Shenzhen ● Chengdu ● Tianjin ● Nanjing ● Hangzhou ● Guangzhou ● Sanya ● Hong Kong

This Opinion is intended to be used in the context which is specifically referred to herein, and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

We are not permitted to address this Opinion to the Buyer in the Offering, this Opinion is addressed to the Company instead. It shall not be relied upon by anyone else in connection with this Offering or used for any other purpose, in each instance, without our prior written consent, we assume no liability to any third party other than the Company. In addition, without our prior written consent, this Opinion shall not be disclosed to any third parties who are not involved in this Offering.

Yours Sincerely,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng

北京 ● 上海 ● 深圳 ● 成都 ● 天津 ● 南京 ● 杭州 ● 广州 ● 三亚 ● 香港

Beijing ● Shanghai ● Shenzhen ● Chengdu ● Tianjin ● Nanjing ● Hangzhou ● Guangzhou ● Sanya ● Hong Kong

Schedule I List of PRC Entities1

No.	Name	Shareholders ( % of Equity Interests)
1.	Shanghai Xiao-i	Shanghai Rongzhi Industry Co., Ltd.(51.8131%); Ani Li(9.5848%); Hui Yuan(9.3057%); Pinpin Zhu(7.5446%); Zhejiang Geely Holding Group Co., Ltd.(6.5327%); Qingdao Light Control Low Carbon New Energy Equity Investment Limited(4.4788%); Shanghai Aoshu Enterprise Management Partnership (Limited Partnership)(3.2849%); Tongding Interconnection Information Co., Ltd.(2.8610%); Shanghai Zhaoyang Enterprise Management Partnership (Limited Partnership)(2.5319%); Zhang Chuan(1.6783%); Lihua Ma(0.0904%); Yue Xu(0.0897%); Xiaofen Li(0.0708%); Jinfeng Li(0.0452%); Lian Jin(0.0400%); Xinlong Shi(0.0347%); Caoyin Zhang(0.0133%)[2]
2.	Guizhou Xiao-i Robot Technology Co., Ltd.	Shanghai Xiao-i(70.00%); Guizhou Aoshu Enterprise Management Partnership (Limited Partnership)(30.00%)
3.	Nanjing Xiao-i Zhizhen Network Technology Co., Ltd.	Shanghai Xiao-i(100.00%)
4.	Shanghai Ruijia Network Technology Co., Ltd.	Shanghai Ruixiang Investment Management Co., Ltd.(100.00%)

[1]	For the avoidance of doubt, the criteria for the delineation of PRC Entities hereunder: PRC Entities in which the absolute value of any one of the following items, namely, total assets, net assets, revenues, and profit/(loss) before tax, accounted for more than 5% of the consolidated figures of all subsidiaries within the consolidated scope of the Company in FY2022 and FY2023, or PRC Entities of the Company that hold a significant license for its business.

[2]	The percentage of equity interests of Shanghai Xiao-i here are as of August 22, 2024.

北京 ● 上海 ● 深圳 ● 成都 ● 天津 ● 南京 ● 杭州 ● 广州 ● 三亚 ● 香港

Beijing ● Shanghai ● Shenzhen ● Chengdu ● Tianjin ● Nanjing ● Hangzhou ● Guangzhou ● Sanya ● Hong Kong